MuniYield California Insured Fund, Inc.
File Number: 811-6692
CIK Number: 888410
For the Period Ending: 10/31/2003

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2003

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/22/2003	$3,700	Ca Hsg Resdl	1.10%	02/01/2033
05/30/2003	600	Ca Hsg Resdl	1.23	02/01/2033